Exhibit G

                           FORM OF FEDERAL REGISTER NOTICE


               The   Southern  Development   and  Investment   Group,  Inc.

          ("Development"),  a  wholly-owned  nonutility subsidiary  of  The

          Southern Company ("Southern"), a registered holding company under the Public Utility Holding  Company Act of 1935 (the  "Act"), has

          filed an application-declaration pursuant to Sections 9 and 10 of the Act and Rules 51 and 54 thereunder.

               Development  requests  authorization  to  purchase  from ITC

          Holding Co., Inc. ("ITC"),  a closely-held Delaware  corporation,

          250,000 shares of ITC's authorized and  unissued shares of common stock, par value $.01 per share, which, on a fully diluted basis,

          will represent approximately 3% of  the aggregate number of ITC's

          issued and  outstanding shares  of  common stock.   The  purchase

          price for  these shares is  $6,195,00; provided that,  if closing under  the related  stock purchase agreement  between Development and ITC shall not  occur by January  25, 1996, then the  purchase price will bear interest at  a rate of 8.75% per annum  from such

          date   until  closing.   Southern  will   make  a   cash  capital

          contribution  to Development  in  an amount  of approximately  $7 million in order to fund Development's purchase of the shares and to pay other costs associated with the transaction.

               ITC is a  telecommunications holding company  which, through several wholly- and partially-owned subsidiaries,  provides local telephone exchange, toll,  cellular and teleconferencing services and sells  related products  (e.g., customer  premises equipment;

          paging products)  primarily in  areas of the  southeastern United
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          States, including  areas served  by Southern's  operating utility

          subsidiaries.   ITC  and  certain subsidiaries  of Southern  have

          previously entered  into agreements  under which portions  of the optical fiber transmission network of an ITC subsidiary have been installed  along the  operating companies'  utility right-of-way.

          Development and  ITC have also engaged  in discussions concerning possible joint  development and  experimentation with respect  to the  modernization  of  telecommunications  in  the  southeastern

          United States, particularly with respect  to the types of utility and utility-related communications  services that Development  is authorized to provide  under the terms of  the Commission's order of January 25, 1995  (HCAR No. 26221), including but  not limited to energy  and demand-side management services  and the build-out

          of  communications   network  in  various  locations  inside  the

          Southern service territory to be used for such purposes.

               Development states that its investment in ITC will enable it to have input  into the  strategic planning of  a major  regional telecommunications provider as it formulates plans for investment in the  modernization of communications  infrastructure, much  of

          which  will be  in  Southern's service  area.   Development  also

          asserts  that its  investment in  ITC will  provide ITC  with the informed  insight of a major customer of ITC, thereby enabling it to address the communications needs of Southern's subsidiaries.

               Under the stock purchase agreement, ITC will be obligated to use its best  efforts for a  period of three  years to cause  the election to  the  board  of directors  of  ITC of  a  nominee  of

          Development.    Development  states   that  neither  it  nor  any
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          associate  company  will, as  a result  of  the ownership  of the shares to be acquired  and participation on ITC's board  have the ability to control or dictate any corporate decisions or policies

          of ITC.   In this  regard, Development represents  that ITC is  a

          privately-held  company that  is  controlled by  its founder  and chief executive officer and  related family interests and certain other executive officers of the company.
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